Exhibit 107.1

	Security Type	Security Class Title	Fee Calcuation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Fees to be Paid	-	-	-	-	-	$0	0.0000927	$0	-	-	-	-
Fees Previously Paid	Unallocated (Universal) Shelf	Lookback Entry Participation Securities	456(b)	1,694	$1,000	$1,694,000	0.0000927	$157.03	-